Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G dated March 24, 2025 relating to the Common shares, $.05 par value per share, of Nabors Industries Ltd. shall be filed on behalf of the undersigned.

BRIGADE CAPITAL MANAGEMENT, LP By: /s/ Donald E. Morgan, III
Name: Donald E. Morgan, III
Title: Managing Member of its General Partner

BRIGADE CAPITAL MANAGEMENT GP, LLC By: /s/ Donald E. Morgan, III
Name: Donald E. Morgan, III
Title: Managing Member

DONALD E. MORGAN, III By: /s/ Donald E. Morgan, III